Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Fourth Quarter and Full Year 2021 Financial Results

The Company currently expects 2022 full year earnings to be similar to those of the pre-COVID year 2019, despite the lingering effects from the Omicron variant

LEAWOOD, KANSAS, USA - February 9, 2022 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports fourth quarter and full year 2021 financial results.

Euronet reports the following consolidated results for the fourth quarter 2021 compared with the same period of 2020:

•	Revenues of $811.5 million, a 15% increase from $706.6 million (18% increase on a constant currency[1] basis).
•	Operating income of $29.0 million, a 42% decrease from $50.2 million (38% decrease on a constant currency basis).
•
Adjusted operating income[2] of $67.6 million (excluding a $38.6 million contract asset impairment), a 33% increase from $50.8 million (which excluded a $0.6 million impairment of acquired intangible assets) (38% increase on a constant currency basis).

•	Adjusted EBITDA[3] of $112.9 million, a 23% increase from $91.9 million (27% increase on a constant currency basis).
•	Net loss attributable to Euronet of ($3.1) million or ($0.06) diluted loss per share, compared with net income of $70.2 million or $1.31 diluted earnings per share.
•	Adjusted earnings per share[4] of $1.15, a 4% increase from $1.11.
•
Euronet's cash and cash equivalents was $1,260.5 million and ATM cash was $543.4 million, totaling $1,803.9 million as of December 31, 2021, and availability under its revolving credit facilities was approximately $690 million.

Euronet reports the following consolidated results for the full year 2021 compared with the same period of 2020:

•	Revenues of $2,995.5 million, a 21% increase from $2,482.7 million (18% increase on a constant currency[1] basis).
•	Operating income of $184.0 million, a 295% increase from $46.6 million (284% increase on a constant currency basis).
•
Adjusted operating income[2] $222.6 million (excluding a $38.6 million contract asset impairment), a 45% increase from $153.2 million (excluding $106.6 million impairment of goodwill and acquired intangible assets) (42% increase on a constant currency basis).

•	Adjusted EBITDA[3] of $395.0 million, a 31% increase from $302.2 million (28% increase on a constant currency basis).
•	Net income attributable to Euronet of $70.7 million or $1.32 diluted income per share, compared with net loss of ($3.4) million or ($0.06) diluted loss per share.
•	Adjusted earnings per share[4] of $3.69, a 31% increase from $2.82.

See the reconciliation of non-GAAP items in the attached financial schedules.

1

“I am pleased that we ended the year with another strong quarter where we delivered double-digit consolidated revenue and adjusted EBITDA growth rates," stated Michael J. Brown.  "The EFT segment continued its recovery early in the fourth quarter as more travel restrictions were lifted; however, we began to see lighter transactions in the second half of the quarter as the Omicron variant spread across the globe.  We also continued to see growth in epay and Money Transfer from our leading physical and digital distribution networks," continued Mr. Brown.

"Our strong full year growth rates across all three segments validated our strategy to stay the course during the unprecedented challenges presented by the COVID-19 pandemic.  The investments we made in our physical and digital distribution networks, our product offerings and our leading-edge technology have resulted in significant expansion of our REN implementations and new agreements as well as the exciting launch in November 2021 of our Dandelion real-time cross-border payment network. Our leading global networks, industry leading technology and our global product portfolio all contributed to our production of approximately $225 million in cash in 2021 and will continue to fuel Euronet's growth for years to come."

The lighter than expected fourth quarter adjusted EBITDA results were largely driven by pressure on EFT transactions in the second half of the quarter due to the Omicron variant spreading around the globe.

Due in large part to COVID-19-related disruptions which resulted in lower-than-expected money transfer transaction volumes on certain contracts, the Company recognized a $38.6 million non-cash contract asset impairment in the Money Transfer Segment during the fourth quarter 2021. The full year 2020 results include impairments of goodwill and non-cash acquired intangible assets of $106.6 million.  In order to provide more comparable recurring operating results, these non-cash impairments have been excluded from adjusted operating income, adjusted EBITDA and adjusted EPS in their respective periods.

The Company anticipates, based on recent trends, current global COVID-19 government mandates and the impacts of Omicron on the first quarter travel trends, that its first quarter adjusted EBITDA will be in the range of approximately $75 million to $85 million. However, the first quarter is historically the lightest travel quarter of the year, and therefore, the Company expects, as historical tourism trends accelerate and as travel recovers from COVID-19 related restrictions in the remaining three quarters of the year, together with the anticipated double-digit growth in epay and money transfer, its full year earnings to fall in a similar range to the earnings of 2019.

2

Segment and Other Results

The EFT Processing Segment reports the following results for the fourth quarter 2021 compared with the same period or date in 2020:

•	Revenues of $163.5 million, a 63% increase from $100.4 million (68% increase on a constant currency basis).
•	Operating income of $1.8 million compared with ($21.2) million operating loss.
•	Adjusted EBITDA of $25.9 million compared with adjusted EBITDA of $1.0 million.
•	Transactions of 1,279 million, a 42% increase from 902 million.
•	Total of 48,619 installed ATMs as of December 31, 2021, a 7% increase from 45,485. Operated 42,713 active ATMs as of December 31, 2021, a 13% increase from 37,729.

The EFT Processing Segment reports the following results for the full year 2021 compared with the same period in 2020:

•	Revenues of $591.2 million, a 26% increase from $468.8 million (23% increase on a constant currency basis).
•	Operating loss of ($0.4) million compared with operating loss of ($66.7) million.
•	Adjusted operating loss[2] of ($0.4) million compared with adjusted operating loss of ($44.8) million (excluding a $21.9 million impairment of goodwill).
•	Adjusted EBITDA of $90.5 million, a 131% increase from $39.2 million (128% increase on a constant currency basis).
•	Transactions of 4.37 billion, a 33% increase from 3.28 billion.

For the fourth quarter and full year 2021, revenue, operating income (loss), adjusted operating income (loss) and adjusted EBITDA growth were driven by improvements in domestic and international withdrawal transactions resulting from the partial lifting of travel restrictions across Europe, together with a continued benefit from a significant volume increase in low-value point-of-sale transactions in Europe and low-value payment processing transactions from an Asia Pacific customer's bank wallet and e-commerce site.

The improved travel trends resulted in 1,850 fewer ATMs deactivated at year-end compared to December 31, 2020, which together with the addition of 3,550 new high value ATMs, 430 low-margin ATMs in India and 850 fewer outsourcing ATMs drove a net 13% increase in the Company's active ATM count at the end of the year.  The difference between active and installed ATMs is due to ATMs that have been deactivated due to seasonal closures or COVID-19-related travel restrictions.  At the end of 2021, approximately 5,900 ATMs were closed due to seasonal locations or continued COVID-19 travel restrictions.

The epay Segment reports the following results for the fourth quarter 2021 compared with the same period or date in 2020:

•	Revenues of $286.9 million, a 4% increase from $276.1 million (7% increase on a constant currency basis).
•	Operating income of $40.6 million, a 2% increase from $39.9 million (7% increase on a constant currency basis).
•	Adjusted EBITDA of $42.6 million, a 1% increase from $42.2 million (5% increase on a constant currency basis).
•	Transactions of 854 million, a 21% increase from 703 million.
•	POS terminals of approximately 775,000 as of December 31, 2021, a 4% increase from approximately 748,000.
•	Retailer locations of approximately 335,000 as of December 31, 2021, a slight decrease from approximately 338,000.

The epay Segment reports the following results for the full year 2021 compared with the same period in 2020:

•	Revenues of $1,011.4 million, a 21% increase from $835.5 million (18% increase on a constant currency basis).
•	Operating income of $122.9 million, a 27% increase from $96.7 million (25% increase on a constant currency basis).
•	Adjusted EBITDA of $131.4 million, a 26% increase from $104.6 million (24% increase on a constant currency basis).
•	Transactions of 3.12 billion, a 30% increase from 2.40 billion.

3

For the fourth quarter and full year of 2021, revenue, operating income, adjusted EBITDA and transaction growth were driven by continued growth in digital media and mobile growth together with the continued expansion of digital distribution channel.  The fourth quarter results also reflect the reduction of mobile operator commissions of approximately $5.0 million, which equally reduced revenue and direct costs resulting in no impact on gross profit or operating income growth, together with the loss of a key customer which generated approximately $5.0 million annual operating profits. If not for these two items, epay's revenue and adjusted operating income would have each grown approximately 10%.

The Money Transfer Segment reports the following results for the fourth quarter 2021 compared with the same period or date in 2020:

•	Revenues of $363.3 million, a 10% increase from $331.6 million (11% increase on a constant currency basis).
•	Operating income of $2.7 million compared with $45.0 million.
•	Adjusted operating income of $41.3 million (excluding $38.6 million contract asset impairment), a 9% decrease from $45.6 million (6% decrease on a constant currency basis).
•	Adjusted EBITDA of $50.1 million, an 8% decrease from $54.6 million (5% decrease on a constant currency basis).
•	Total transactions of 35.7 million, a 10% increase from 32.4 million.
•	Network locations of approximately 510,000 as of December 31, 2021, a 10% increase from approximately 464,000.

The Money Transfer Segment reports the following results for the full year 2021 compared with the same period in 2020:

•	Revenues of $1,401.0 million, an 18% increase from $1,183.8 million (16% increase on a constant currency basis).
•	Operating income of $119.6 million, a 100% increase from $59.7 million (93% increase on a constant currency basis).
•
Adjusted operating income of $158.2 million (excluding $38.6 million contract asset impairment), a 10% increase from $144.4 million (excluding $84.7 million impairment of goodwill and acquired intangible assets) (7% increase on a constant currency basis).

•	Adjusted EBITDA of $194.2 million, an 8% increase from $179.1 million (5% increase on a constant currency basis).
•	Total transactions of 135.1 million, a 16% increase from 116.5 million.

Fourth quarter 2021 revenue growth was the result of 19% growth in each of the U.S. and international-outbound transactions, excluding the Middle East and Asia and 55% growth in direct-to-consumer digital transactions, partially offset by a decline of 26% in transactions originated in Asia and the Middle East where COVID-19 lockdowns weighed significantly on transactions during the period as well as declines in the U.S. domestic business.  Operating income, adjusted operating income and adjusted EBITDA were lower due to continued investments in network expansion together with higher costs to support technology, certain new product development and marketing costs in the current period.

Full year 2021 revenue growth was driven by 25% growth in U.S.-outbound transactions, 72% growth in direct-to-consumer digital transactions and 21% growth in international-originated money transfer transactions - which was a combination of 30% growth in international-outbound transactions, partially offset by a decline of 18% in transactions originated in Asia and the Middle East where COVID-19 lockdowns weighed significantly on transactions during the second half of the year. Moreover, revenue growth was partially offset by declines in the U.S. domestic business. Revenue grew faster than adjusted operating income and adjusted EBITDA due to continued investments in network expansion, technology, product development and marketing initiatives.  The increase in operating income for the full year 2021 when compared to the prior year period was significantly impacted by the impairment of goodwill and acquired intangible assets that occurred in 2020.

Corporate and Other reports $16.1 million of expense for the fourth quarter 2021 compared with $13.5 million for the fourth quarter 2020. For the full year 2021, Corporate and Other reports $58.1 million of expense compared with $43.1 million for the full year 2020.  The increase in expense for both the fourth quarter and full year 2021 is largely from an increase in long-term compensation expense.

4

Balance Sheet and Financial Position

Unrestricted cash and cash equivalents on hand was $1,260.5 million as of December 31, 2021, compared to $1,048.5 million as of September 30, 2021. The increase in unrestricted cash and cash equivalents is largely from $65 million in cash generated from operations, together with a drawdown on the revolving credit facility as a result of effective treasury management for year-end settlement requirements across many currencies, and cash returned from ATMs due to seasonal ATM closures in the fourth quarter, partially offset by cash paid for capital expenditures and $228 million in share repurchases. While the Company continues to believe its $1,260.5 million unrestricted cash and cash equivalents balance is more than sufficient to sustain the business through the difficult times brought about by the COVID-19 pandemic, the Company has approximately $540 million of cash in ATMs at December 31, 2021 which could be re-deployed to operations, giving the Company more than $1.8 billion of cash and cash equivalents. In addition, the Company has approximately $690 million of availability under its revolving credit facility.

Total indebtedness was $1.43 billion as of December 31, 2021, compared to $1.21 billion as of September 30, 2021. The Company drew approximately $280 million on its available revolving credit facility to effectively manage year-end payments across several currencies shortly before year end; a majority of this draw was repaid after year-end.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income (loss), adjusted EBITDA and adjusted earnings (loss) per share. These measures should be used in addition to, and not a substitute for, revenues, net income (loss), operating income (loss) and earnings (loss) per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income (loss) is defined as operating income (loss) excluding contract asset impairment charges and goodwill and acquired intangible asset impairment charges.  Adjusted operating income (loss) represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net income (loss) excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation, contract asset impairment charges, goodwill and acquired intangible asset impairment charges and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP (loss) earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and acquired intangible asset impairment charges, c) share-based compensation, d) acquired intangible asset amortization, e) non-cash interest expense, f) non-cash income tax expense (benefit), g) contract asset impairment charges, h)goodwill and intangible asset impairment charges and i) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

5

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on February 10, 2021, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 48,619 ATMs, approximately 343,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 62 countries; card software solutions; a prepaid processing network of approximately 775,000 POS terminals at approximately 335,000 retailer locations in 62 countries; and a global money transfer network of approximately 510,000 locations serving 165 countries. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 175 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic; effectiveness of vaccines and treatments against variants of COVID-19; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; the potential risk that a military conflict in Eastern Europe may negatively impact our operations in the region; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing, availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

6

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	December 31,	As of
	2021	December 31,
	(unaudited)	2020

ASSETS
Current assets:
Cash and cash equivalents	$1,260.5	$1,420.3
ATM cash	543.4	411.1
Restricted cash	3.7	3.3
Settlement assets	1,102.4	1,140.9
Trade accounts receivable, net	203.0	117.5
Prepaid expenses and other current assets	195.4	272.8

Total current assets	3,308.4	3,365.9

Property and equipment, net	345.4	378.4
Right of use lease asset, net	161.5	162.1
Goodwill and acquired intangible assets, net	739.4	787.7
Other assets, net	189.6	232.6

Total assets	$4,744.3	$4,926.7

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,102.4	$1,140.9
Accounts payable and other current liabilities	693.2	654.9
Current portion of operating lease liabilities	52.1	52.4
Short-term debt obligations	4.9	7.2

Total current liabilities	1,852.6	1,855.4

Debt obligations, net of current portion	1,420.1	1,437.6
Operating lease liabilities, net of current portion	111.4	106.5
Capital lease obligations, net of current portion	2.9	6.2
Deferred income taxes	46.5	37.9
Other long-term liabilities	55.3	37.2

Total liabilities	3,488.8	3,480.8

Equity	1,255.5	1,445.9

Total liabilities and equity	$4,744.3	$4,926.7

7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

Revenues	$2,995.5	$2,482.7	$811.5	$706.6

Operating expenses:
Direct operating costs	1,900.2	1,576.7	510.5	459.6
Salaries and benefits	484.9	404.0	128.7	110.4
Contract asset impairment	38.6	—	38.6	—
Selling, general and administrative	252.0	221.8	69.7	52.2
Impairment of goodwill and acquired intangible assets	—	106.6	—	0.6
Depreciation and amortization	135.8	127.0	35.0	33.6
Total operating expenses	2,811.5	2,436.1	782.5	656.4
Operating income	184.0	46.6	29.0	50.2

Other income (expense):
Interest income	0.7	1.1	0.1	0.2
Interest expense	(38.3)	(36.6)	(9.5)	(9.0)
Foreign currency exchange (loss) gain	(10.8)	(3.8)	1.2	13.9
Other income	—	0.9	—	0.1
Total other (expense) income, net	(48.4)	(38.4)	(8.2)	5.2
Income before income taxes	135.6	8.2	20.8	55.4

Income tax (expense) benefit	(65.1)	(11.5)	(23.9)	15.0

Net income (loss)	70.5	(3.3)	(3.1)	70.4
Net income attributable to noncontrolling interests	0.2	(0.1)	—	(0.2)
Net income (loss) attributable to Euronet Worldwide, Inc.	$70.7	$(3.4)	$(3.1)	$70.2

Earnings (loss) per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.32	$(0.06)	$(0.06)	$1.31

Diluted weighted average shares outstanding	53,529,576	52,659,551	51,945,097	53,427,569

8

EURONET WORLDWIDE, INC.
Reconciliation of Net (Loss) Income to Operating Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended December 31, 2021

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(3.1)

Add: Income tax expense					23.9
Add: Total other expense, net					8.2

Operating income (expense)	$1.8	$40.6	$2.7	$(16.1)	$29.0

Add: Contract asset impairment	—	—	38.6	—	38.6
Adjusted operating income (expense)(1)	1.8	40.6	41.3	(16.1)	67.6
Add: Depreciation and amortization	24.1	2.0	8.8	0.1	35.0
Add: Share-based compensation	—	—	—	10.3	10.3

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and contract asset impairment (Adjusted EBITDA) (1)	$25.9	$42.6	$50.1	$(5.7)	$112.9

	Three months ended December 31, 2020

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$70.4

Less: Income tax benefit					(15.0)
Less: Total other income, net					(5.2)

Operating (loss) income	$(21.2)	$39.9	$45.0	$(13.5)	$50.2

Add: Acquired intangible asset impairment	—	—	0.6	—	0.6
Adjusted operating (loss) income	(21.2)	39.9	45.6	(13.5)	50.8
Add: Depreciation and amortization	22.2	2.3	9.0	0.1	33.6
Add: Share-based compensation	—	—	—	7.5	7.5

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and acquired intangible asset impairment charges (Adjusted EBITDA) (1)	$1.0	$42.2	$54.6	$(5.9)	$91.9

(1) Adjusted operating (loss) income and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net (loss) income computed in accordance with U.S. GAAP.
9

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Operating (Loss) Income, Adjusted Operating (Loss) Income and Adjusted EBITDA
(unaudited - in millions)

	Twelve months ended December 31, 2021

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$70.5

Add: Income tax expense					65.1
Add: Total other expense, net					48.4

Operating (loss) income	$(0.4)	$122.9	$119.6	$(58.1)	$184.0

Add: Contract asset impairment	—	—	38.6	—	38.6
Adjusted operating (loss) income(1)	(0.4)	122.9	158.2	(58.1)	222.6
Add: Depreciation and amortization	90.9	8.5	36.0	0.4	135.8
Add: Share-based compensation	—	—	—	36.6	36.6

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and contract asset impairment (Adjusted EBITDA) (1)	$90.5	$131.4	$194.2	$(21.1)	$395.0

	Twelve months ended December 31, 2020

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(3.3)

Add: Income tax expense					11.5
Add: Total other expense, net					38.4

Operating (loss) income	$(66.7)	$96.7	$59.7	$(43.1)	$46.6

Add: Goodwill and acquired intangible asset impairment	21.9	—	84.7	—	(106.6)
Adjusted operating (loss) income(1)	(44.8)	96.7	144.4	(43.1)	153.2
Add: Depreciation and amortization	84.0	7.9	34.7	0.4	127.0
Add: Share-based compensation	—	—	—	22.0	22.0

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and goodwill and acquired intangible asset impairment (Adjusted EBITDA) (1)	$39.2	$104.6	$179.1	$(20.7)	$302.2

(1) Adjusted operating income (loss) and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net (loss) income computed in accordance with U.S. GAAP.

10

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net income (loss) attributable to Euronet Worldwide, Inc.	$70.7	$(3.4)	$(3.1)	$70.2

Foreign currency exchange loss (gain)	10.8	3.8	(1.2)	(13.9)
Acquired intangible asset amortization(1)	23.1	22.9	5.6	5.8
Share-based compensation(2)	36.6	22.0	10.3	7.5
Contract asset impairment	38.6	—	38.6	—
Impairment of goodwill and acquired intangible assets	—	106.6	—	0.6
Non-cash interest accretion(3)	16.0	15.3	4.1	3.9
Income tax effect of above adjustments(4)	(13.8)	(7.2)	(6.6)	2.8
Non-cash GAAP tax expense (benefit)(5)	16.4	(8.3)	13.1	(17.4)

Adjusted earnings(6)	$198.4	$151.7	$60.8	$59.5

Adjusted earnings per share - diluted(6)	$3.69	$2.82	$1.15	$1.11

Diluted weighted average shares outstanding (GAAP)	53,529,576	52,659,551	51,945,097	53,427,569

Effect of anti-dilutive shares not included in GAAP calculation	—	964,866	739,763	—
Effect of unrecognized share-based compensation on diluted shares outstanding	246,198	192,876	222,193	295,808
Adjusted diluted weighted average shares outstanding	53,775,774	53,817,293	52,907,053	53,723,377

(1) Acquired intangible asset amortization of $5.6 million and $5.8 million are included in depreciation and amortization expense of $35.0 million and $33.6 million for the three months ended December 31, 2021 and December 31, 2020, respectively, in the consolidated statements of operations. Acquired intangible asset amortization of $23.1 million and $22.9 million are included in depreciation and amortization expense of $135.8 million and $127.0 million for the twelve months ended December 31, 2021 and December 31, 2020, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $10.3 million and $7.5 million are included in salaries and benefits expense of $128.7 million and $110.4 million for the three months ended December 31, 2021 and December 31, 2020, respectively, in the consolidated statements of operations. Share-based compensation expense of $36.6 million and $22.0 million are included in salaries and benefits expense of $484.9 million and $404.0 million for the twelve months ended December 31, 2021 and December 31, 2020, respectively, in the consolidated statements of operations.

(3) Non-cash interest accretion of $4.1 million and $3.9 million are included in interest expense of $9.5 million and $9.0 million for the three months ended December 31, 2021 and December 31, 2020, respectively, in the consolidated statements of operations.  Non-cash interest accretion of $16.0 million and $15.3 million are included in interest expense of $38.3 million and $36.6 million for the twelve months ended December 31, 2021 and December 31, 2020, respectively, in the consolidated statements of operations.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the projected utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net (loss) income and (loss) earnings per share computed in accordance with U.S. GAAP.